Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-4 No. 333-128446) and related Proxy Statement/Prospectus of OSI Pharmaceuticals, Inc. and Eyetech Pharmaceuticals, Inc. for the registration of OSI common stock and to the incorporation by reference therein of our report dated February 11, 2005, with respect to the consolidated financial statements of Eyetech Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

MetroPark, New Jersey
October 4, 2005